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                                                                    Exhibit 23.4
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
AT&T Corp.:


We consent to the incorporation by reference in the registration statement on Amendment No. 3 to Form S-4 of AT&T Corp. (No. 333-52670) of our report dated February 26, 2001, relating to the combined balance sheets of Liberty Media Group ("New Liberty" or "Successor") as of December 31, 2000 and 1999, and the related combined statements of operations and comprehensive earnings, attributed net assets, and cash flows for the year ended December 31, 2000 and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 and for the year ended December 31, 1998 (Predecessor periods), which report is incorporated by reference herein and to the reference to our firm under the heading "Experts" in the Registration Statement.

Our report dated February 26, 2001 refers to the fact that the financial statements should be read in conjunction with the consolidated financial statements of AT&T Corp.

Our report contains an explanatory paragraph that states that effective March 9, 1999, AT&T Corp., owner of the assets comprising New Liberty, acquired Tele-Communications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the consolidated financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


                                                                       KPMG LLP


Denver, Colorado
April 17, 2001